Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 27, 2015 (the “Effective Date”), is made by and between:

(i)	VIZIO, INC., a California corporation (the “Company”) with its principal offices at 39 Tesla, Irvine, CA 92618; and

(ii)	The individual signing this Agreement (the “Executive”).

The Company and the Executive are each referred to herein individually as a “Party,” and collectively as the “Parties”. Capitalized terms used, but not defined contextually, have the meanings ascribed to them in Section 9 below.

RECITALS

WHEREAS, in furtherance of its business, Company needs qualified, experienced personnel;

WHEREAS, Executive possesses the qualifications and expertise required to fulfill the terms of the employment set forth in this Agreement; and

WHEREAS, Company desires to employ Executive, and Executive desires to accept employment from Company under the terms and pursuant to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company in the capacity(ies) hereinafter set forth.

2. Term of Employment. Executive’s employment with the Company will be governed by the provisions of this Agreement, as may be amended from time to time, commencing as of the Effective Date and for the duration of Executive’s employment with the Company. Executive’s employment will be “at will” and may be terminated by either the Company or Executive in accordance with the provisions of Section 6. The period during which Executive’s employment continues in effect will be referred to herein as the “Employment Period.”

3. Title; Duties and Responsibilities; Extent of Services.

(a) Title; Duties and Responsibilities. During the Employment Period, the Executive will serve in the capacity with the Title(s) and Office(s) set forth in Schedule A of this Agreement. Executive initially will perform the responsibilities of an executive of such Title(s) and Office(s) of a privately-held company. If the Company initiates an initial public offering of its stock, the Executive will perform the responsibilities of such Title(s) and Office(s) of a publicly-held company. Executive will undertake such duties and functions, and carry out the lawful directions commensurate with Executive’s position as may be lawfully assigned to Executive by the Board of Directors (the “Board”) or any committee thereof, and/or the officers of the Company listed as those to whom Executive reports in Schedule A. At all times during the Executive’s employment, the Executive will be subject to, and will comply with, the lawful direction and policies from time-to-time established in good faith by the Board or any committee thereof.

(i) Extent of Services. Unless otherwise authorized in writing by the Chief Executive Office of the Company, while Executive is employed by the Company, Executive will not accept any other employment or consulting relationships, and will keep the Company reasonably informed of any board memberships and community or professional activities. Except for illness, permitted vacation and leave periods, and as provided in Section 3(b), the Executive will:

(i) devote the Executive’s full business time, attention and efforts to the business of the Company and carrying out the Executive’s duties and responsibilities hereunder;

(ii) use the Executive’s best efforts to promote and advance the interests and welfare of the Company and to render services under this Agreement fully, faithfully, diligently, competently and to the best of his ability; and

(iii) discharge such management and administrative duties as may be assigned to the Executive by the Chief Executive Officer of the Company.

(b) Other Permitted Activities. The foregoing will not preclude the Executive from (i) engaging in civic, charitable or community activities, (ii) participation in trade or professional organizations, or (iii) serving on the boards of directors of the companies upon which he already serves on the Effective Date, if any (listed on Exhibit A) or, subject to the Board’s prior written consent, joining the boards of directors and/or advisors of other companies or organizations, so long as such activities do not violate Section 8(a) and do not (A) present any direct or indirect conflict of interest with the Company, or (B) materially and adversely affect the performance of the Executive’s duties hereunder.

4. Compensation.

(a) Annual Base Salary. In consideration of the services rendered by the Executive hereunder, the Company will pay to the Executive an initial base salary (the “Base Salary”) at the annual rate described in Schedule A as may be increased from time-to-time in the sole and absolute discretion of the Compensation Committee of the Board of Directors. The Compensation Committee will review the Base Salary annually commencing on June 1, 2016. The Base Salary may be decreased only in the event of a decrease of base compensation of all officers of the Company, and then by no greater percentage as the percentage decrease in the base compensation of all such officers. In the event of any increase or decrease as permitted by this Section 4(a), the Base Salary for all purposes will be the increased or decreased amount in effect from time-to-time. The Company will pay the Base Salary in approximately equal installments, on periodic intervals in accordance with the Company’s normal payroll practice for salaried employees.

(b) Bonus. For each full calendar year during the Employment Period, the Executive may earn an incentive bonus (the “Performance Bonus”) with a target amount equal to the percentage of the Executive’s Base Salary set forth in Schedule A (the “Performance Bonus Target”) based upon achievement of Performance Bonus criteria established by the Compensation Committee. For any partial year at the beginning of the Employment Period, or, subject to the discretion of the Company’s Compensation Committee, for any year during which the Executive takes a leave of absence, the Performance Bonus Target will be prorated based on the number of days in the calendar year during which Executive is employed by the Company divided by 365 days. The amount of Performance Bonus will be determined by the Compensation Committee in its sole discretion. Executive must be employed by the Company as of the date of payment of the bonus in order to earn the Performance Bonus.

(c) Awards of Stock Options. Following the Effective Date and subject to approval by the Compensation Committee, the Company may in its discretion grant to Executive an option (the “Stock Option Award”) to purchase that number of shares of the Company’s common stock set forth in Schedule A (the “Option Shares”) at a per share exercise price equal to the fair market value of the Company’s common stock on the grant date. Subject to Executive’s continued employment with the Company through each applicable vesting date, the Option Shares will vest in accordance with the terms in Schedule A. The Stock Option Award will be granted subject to the terms and conditions of the Company’s equity plan and the Stock Option Award agreement in a form prescribed by the Company, and will be subject to the terms and conditions of this Agreement.

(d) Restricted Stock. Following the Effective Date and subject to approval by the Compensation Committee, the Company may in its discretion grant to Executive a restricted stock award (the “Restricted Stock Award”) with respect to that number of shares of the Company’s common stock set forth in Schedule A (the “Restricted Shares”). Subject to Executive’s continued employment with the Company through each applicable vesting date, the Restricted Shares will vest in accordance with the terms in Schedule A. The Restricted Stock Award will be granted subject to the terms and conditions of the Company’s equity plan, as it may be amended from time to time, and the Restricted Stock Award agreement in a form prescribed by the Company, and will be subject to the terms and conditions of this Agreement.

(e) Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, and any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Company). Employee specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 4(e) will survive the termination of this Agreement for a period of three (3) years.

(f) Taxes.

(i) The Company will deduct and withhold any federal, state or local withholding or other taxes from the compensation payable by the Company to the Executive hereunder in such amounts that the Company reasonably determines are required to be deducted under applicable law. The Company will also deduct such amounts as may be authorized by Executive from time-to-time.

(ii) The Executive will be liable for any and all taxes, including income tax, social insurance, payroll tax, penalty or excise taxes or other tax-related items related to the Executive’s compensation that are legally applicable or otherwise recoverable from the Executive (such as fringe benefit tax) by the Company (“Tax Items”). Regardless of any action the Company takes with respect to any or all Tax Items, the Executive acknowledges and agrees that the ultimate liability for all Tax Items is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company. The Executive further acknowledges that the Company (a) makes no representations nor undertakings regarding the treatment of any Tax Items in connection with any aspect of the Executive’s compensation, and (b) does not commit to and is under no obligation to structure the terms or any aspect of compensation, including deferred compensation or equity compensation, to reduce or eliminate the Executive’s liability for Tax Items or to achieve any particular tax result.

5. Other Employee Benefits.

(a) Benefits. During the Employment Period, the Executive will be entitled to participate in any Company sponsored group health, medical, hospitalization, disability, accident and life insurance plans, and such other employee benefits and executive perquisites as the Company may hereafter make available to similarly situated employees of the Company, in each case subject to the eligibility, vesting and other terms of such plans and programs.

(b) Expenses. The Company will pay or reimburse the Executive for all expenses normally reimbursed by the Company and reasonably incurred by Executive in furtherance of the Executive’s duties hereunder. The Executive must submit vouchers, itemized lists of expenses and receipts prepared and submitted in compliance with such policies and rules relating thereto as the Company may, from time-to-time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Code, and the rules and regulations adopted pursuant thereto, now or hereafter in effect.

(c) Vacation; Leave. During the Employment Period, Executive will be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers.

(d) Perquisites. During the Employment Period, Executive will be eligible to receive such perquisites provided by the Company from time to time which are applicable to the Company’s executive officers.

6. Termination of Employment and Resignation.

(a) Termination by Company.

(i) Generally. The Company may terminate the Executive’s employment at any time, for any reason, with or without Cause, upon written notice to the Executive. The Effective Date of Termination specified in such written notice may be immediate, subject to Sections 6(a)(iii) and 9(c). Unless Executive is entitled to Severance Benefits under Section 7, the Executive will not be entitled to any additional compensation or benefits following the Effective Date of Termination, except as required by law or as provided under a retirement or welfare benefit plan of the Company.

(ii) Termination for Cause. The Company may terminate the Executive’s employment for “Cause” upon the approval of the Board, and written notice to the Executive. If the Executive’s employment is terminated for “Cause”, the Company will pay the Executive only the unpaid portion of the Base Salary and benefits that have accrued through the date of termination.

(iii) Termination By Reason of Permanent Disability. The Company may terminate the Executive’s employment hereunder in the event of a Permanent Disability, upon thirty (30) days’ prior written notice to the Executive. If the Executive’s employment is terminated by reason of Permanent Disability, the Company will pay the Executive only the unpaid portion of the Base Salary and benefits that have accrued through the date of termination.

(b) Voluntary Termination by Executive.

(i) Generally. The Executive may terminate the Executive’s employment hereunder at any time, for any reason, with or without Good Reason, upon written notice to the Company. The Effective Date of Termination specified in such written notice may be immediate, subject to Section 6(b)(iii). Unless Executive is entitled to Severance Benefits under Section 7, he will not be entitled to any additional compensation or benefits following the Effective Date of Termination, except as required by law or as provided under a retirement or welfare benefit plan of the Company.

(ii) Without Good Reason. The Executive may at any time voluntarily terminate the Executive’s employment hereunder without Good Reason. The Company acknowledges that the Executive is not required to, but requests that the Executive provide the Company the courtesy of thirty (30) days’ prior written notice. In the event Executive voluntarily terminates Executive’s employment without Good Reason, then the Company will pay the Executive only the unpaid portion of the Base Salary and such benefits as have accrued and are unpaid as of the Effective Date of Termination under Section 5 hereof and any benefit program in which the Executive is a participant.

(iii) With Good Reason. The Executive may voluntarily terminate the Executive’s employment hereunder with Good Reason upon written notice to the Company, provided, however, the Executive’s resignation will only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a written notice of termination within sixty (60) days following the initial existence of the action or event that the Executive believes gives rise to Good Reason, (y) the Company has failed to cure the same within thirty (30) Business Days of the Company’s receipt of such notice (or, if able to be cured and the cure reasonably requires longer than thirty (30) Business Days, then within such longer reasonable period, provided the Company promptly undertakes action to cure and diligently pursues the same until cured), and (z) the date of termination occurs no later than 100 days after the later of (a) the initial occurrence of the action or event constituting Good Reason or (b) the date on which the Executive learns or reasonably should have learned of such action or event. The Company may relieve Executive of some or all of his authority, duties and responsibilities during any notice period, and such relief will not serve as a basis for Executive to claim “Good Reason” under this Section 6(b)(iii).

(iv) Termination By Reason of Death. The Executive’s employment hereunder will automatically terminate on the date of the Executive’s death. If the Executive’s employment is terminated by reason of death, the Company will pay the Executive only the unpaid portion of the Base Salary and benefits that have accrued through the Effective Date of Termination.

(c) Resignation of Officer and Director Positions. Upon the Effective Date of Termination of Executive’s employment hereunder, Executive will be deemed to have voluntarily resigned from all offices, directorships, and committee positions then held with the Company and any of its subsidiaries and affiliates, without any further required action by the Executive. Executive will execute any documents reasonably requested by the Company to reflect his or her resignation and will not seek or accept re-election to any such positions except with the written consent of the Company.

7. Severance and Change in Control Benefits.

(a) Severance Benefits. In the event Executive’s employment is involuntarily terminated by the Company without Cause or Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Section 6(b)(iii)) and the release set forth in Section 7(c) becomes irrevocable, Executive will be entitled to severance benefits of (the “Severance Benefits”):

(i) Base Salary. That number of months set forth in Schedule A of Executive’s annual Base Salary in effect under Section 4(a); payable in a lump sum payment as soon as administratively practicable following the date the release set forth in Section 7(c) is not subject to revocation and, in any event, within sixty (60) days following the Effective Date of Termination; and

(ii) COBRA Coverage. In the event Executive elects COBRA coverage, the Company will pay directly or reimburse the Executive, within thirty (30) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payments made on behalf of Executive and his/her spouse, and his/her eligible dependents (to the extent such persons were covered immediately prior to termination by the medical, dental and/or hospitalization coverage through insurance maintained by the Company), to keep medical, dental and/or hospitalization coverage in effect for the period set forth in Schedule A (the “COBRA Period”). The benefits under such plans will be provided through insurance maintained by the Company. Executive will have no duty to seek other employment or to engage in self-employment in mitigation of the premium reimbursement provided for hereunder. Notwithstanding the foregoing, if Executive obtains full-time employment during this COBRA Period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further payments or reimbursements will be paid by the Company pursuant to this Section 7(a)(ii). In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the COBRA Period and coverage is lost as a result, no further payments or reimbursements will be paid by the Company pursuant to this Section 7(a)(ii). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Effective Date of Termination through the COBRA Period (which amount will be based on the premium for the first month of COBRA coverage).

(b) Change in Control Benefits. The equity acceleration, severance and other benefits provided for in this Section 7(b) shall be referred to collectively as the “Change in Control Benefits.”

(i) Equity Acceleration. Immediately prior to a Change in Control that occurs during the Employment Period, Executive’s outstanding stock options to purchase shares of Company common stock, restricted stock awards and other Company equity awards shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such equity awards shall lapse.

(ii) Change in Control Severance Benefits. In the event that during the period of 18 months following a Change in Control, Executive’s employment is involuntarily terminated by the Company without Cause or Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Section 6(b)(iii)) and the release set forth in Section 7(c) becomes irrevocable, in lieu of the payments and benefits set forth in Section 7(a), Executive will be entitled to:

1.	Base Salary. That number of months set forth in Schedule A of Executive’s annual Base Salary in effect under Section 4(a); payable in a lump sum payment as soon as administratively practicable following the date the release set forth in Section 7(c) is not subject to revocation and, in any event, within sixty (60) days following the Effective Date of Termination;

2.	Bonus. The Executive’s Performance Bonus Target for the year during which such termination occurs as set forth in Schedule A; payable in a lump sum payment as soon as administratively practicable following the date the release set forth in Section 7(c) is not subject to revocation and, in any event, within sixty (60) days following the Effective Date of Termination; and

3.	COBRA Coverage. Executive will be entitled to the COBRA benefits provided for in Section 7(a)(ii), subject to the terms and conditions thereof.

(iii) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions and (ii) but for this Section 7(b)(iii) would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder will be either:

1.	Provided to Executive in full; or

2.	Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax;

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7(b)(iii) will be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments will apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) any cash severance payments subject to Section 409A of the Code due under this Agreement will be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, (ii) any cash severance payments not subject to Section 409A of the Code due under this Agreement will be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to Section 409A of the Code will remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to Section 409A of the Code will remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Section 7(b)(iii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(b)(iii). The Company will bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(b)(iii).

If, notwithstanding any reduction described in this Section 7(b)(iii), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive must pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits will be the smallest such amount, if any, that is required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits will be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive must pay the Excise Tax.

Notwithstanding any other provision of this Section 7(b)(iii), if (i) there is a reduction in the payment of benefits as described in this Section 7(b)(iii), (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company will pay to Executive those benefits which were reduced pursuant to this Section 7(b)(iii) as soon as administratively possible after Executive pays the Excise Tax, so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

(c) Limitation. Notwithstanding anything in this Agreement to the contrary, Executive will be entitled to receive the Severance Benefits and the Change in Control Benefits specified in this Section 7 only in the event that Executive properly executes and does not revoke within 60 days following the Effective Date of Termination, a general release and waiver of claims substantially in the form of Exhibit B, or in the event of a change in the law that would limit the effect of the release attached as Exhibit B, a general release and waiver of claims that would have the same scope and effect as the release attached as Exhibit B (such release, the “Release”) and the Release becoming irrevocable in accordance with its terms. Executive will not be entitled to receive the Severance Benefits or the Change in Control Benefits specified in this Section 7 in the event Executive fails to timely execute the Release or Executive timely revokes the Release. Under no circumstances will the Severance Benefits or the Change in Control Benefits specified in this Section 7 be payable if Executive’s employment is terminated for Cause, Executive resigns for other than Good Reason, or Executive resigns for Good Reason but fails to provide the notice and fails to allow the Company to cure as provided in Section 6(b)(iii).

(d) Withholding. All severance payments and benefits provided to the Executive pursuant to this Section 7 will be subject to all applicable withholding requirements.

8. Executive Covenants – Non-Competition; Protection of Trade Secrets.

(a) No Competitive Activities During the Employment Period and for 1 year following the Effective Date of Termination, (the “Non-Competition Period”) Executive will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management or control of, provide services to, or be employed by or connected in any manner with any enterprise which is engaged in the Business, provided, however, that such restriction will not apply to any passive investment representing an interest of less than two percent of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in the Business. Schedule A sets forth the consideration for the Executive’s promise not to compete during the Non-Competition Period.

(b) Importance of Confidential Information. Executive acknowledges and agrees that he is a party to that certain Employee Proprietary Information and Inventions

Agreement entered into between Executive and the Company (the “Confidential Information Agreement”), that such agreement will remain in full force and effect in accordance with its terms, and Executive agrees to continue to abide by such agreement.

(c) Non-Solicitation. Executive agrees that during the Employment Period and for a period of one year following the Effective Date of Termination, whether such termination is voluntary or involuntary and regardless of the reason for such termination, Executive will not, on behalf of himself or on behalf of any other person, firm, or corporation, solicit an employee or consultant of the Company who was employed by the Company and known to the Executive during the Employment Period to leave the employ of the Company or to become employed by any person, firm or corporation which is engaged in the Business. Executive further agrees that during the Employment Period with the company and for a period of one year following the Effective Date of Termination, whether such termination is voluntary or involuntary and regardless of the reason for such termination, Executive will not, on behalf of himself or on behalf of any other person, firm or corporation, use Company trade secrets to call on or solicit in any manner any customer or supplier of the Company about which the Executive gained significant knowledge or understanding that is not available to the public through other sources during the Employment Period for the purpose of gaining an unfair competitive advantage in doing business of the type done by the Company with such customer or supplier. Executive’s obligations under this Section 8(c) will survive and continue in full force and effect for the benefit of the Company after the termination of Executive’s employment with the Company, whether such termination is voluntary or involuntary and regardless of the reason for such termination.

(d) No Breach of Prior Contract; Future Employers. Executive represents and warrants that this Agreement, and Executive’s employment by Company, does not breach any protective covenants owed by Executive to a prior employer. Executive acknowledges and agrees that the Company will have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations pursuant to this Section 8 and the Confidential Information Agreement. Executive’s obligations under this Section 8(d), including Executive’s obligations under the Confidential Information Agreement, will survive and continue in full force and effect for the benefit of the Company after the termination of Executive’s employment with the Company, whether such termination is voluntary or involuntary and regardless of the reason for such termination, and the termination of this Agreement.

(e) Irreparable Harm; Injunctive Relief. The Executive acknowledges and agrees that it is fair and reasonable that the Executive make the covenants and undertakings set forth above and has done so with the benefit of the advice of counsel. Furthermore, the Executive agrees that any breach or attempted breach by the Executive of the provisions of this Section 8 could cause irreparable harm to the Company for which monetary damages will not be an adequate remedy. Accordingly, the Company will be entitled to apply for and obtain injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the provisions of this Section 8, without the requirement to post a bond or provide other security. Nothing herein will be construed as a limitation or waiver of any other rights or remedies that may be available to the Company for such breach or threatened breach. For emergency relief (including temporary and preliminary injunctive relief), an application may be made in any court of competent jurisdiction, in addition to the Company’s right to seek injunctive, monetary and/or other relief. The Executive further agrees that the subject matter and duration of the restrictions covered herein are reasonable in light of the facts as they exist today. In the event that any restriction contained in this Section 8 is deemed to be unreasonable in any respect by a court, it will be reduced, not eliminated, in such manner as the court determines is reasonable.

(f) The Company and Subsidiaries/Owners. For purposes of this Section 8, the Company includes its affiliates, subsidiaries and owners.

(g) Survivability. The rights and obligations of the parties under this Section 8 will survive the termination of Executive’s employment with the Company to the extent necessary for the intended preservation of such rights and obligations.

9. Definitions. For purposes of this agreement, the following terms have the following meanings:

(a) “Business” means the design, manufacture, distribution and/or marketing of televisions, audio equipment and/or consumer data and/or data analytics, and their related products, and such other businesses as the Company, or its parents, subsidiaries or affiliates, may expand into, or have plans to expand into, while Executive is employed by the Company.

(b) “Business Day” means any day that is not a Saturday, a Sunday or other day on which federal banks are required or authorized by law to be closed.

(c) “Cause” means that the Executive has:

(i) Been convicted of or pled “guilty” or “no contest” to a felony under federal or state law, or of a misdemeanor involving fraud, moral turpitude or embezzlement;

(ii) Committed an intentional act of fraud, embezzlement, theft, dishonesty or any intentional material violation of law that occurs during or in the course of employment with the Company, including any material violation of any securities law, which has or may reasonably be expected to result in economic or financial injury, or have a material adverse effect upon, the Company;

(iii) Intentionally disclosed Company confidential or proprietary information contrary to this Agreement or Company policies, or in breach of any non-disclosure or confidentiality agreement between the Company and the Executive;

(iv) Breached Executive’s material obligations under this Agreement;

(v) Intentionally engaged in any competitive activity that would constitute a breach of obligations under this Agreement;

(vi) Intentionally breached any of the Company’s material written policies, including but not limited to its Code of Conduct and Employee Handbook;

(vii) Failed to substantially perform the lawful duties and responsibilities for the Company hereunder (other than as a result of incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive’s issuance of a notice of termination for Good Reason); or

(viii) Willfully engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

provided, however, in the case of Clauses (iii) through (viii), the Executive will have received written demand from the Company or the Board for substantial performance, which specifically identifies the conduct giving rise to the Cause and the Executive will have not cured the same within thirty (30) Business Days of the Executive’s receipt of such notice (or, if able to be cured and the cure reasonably requires longer than thirty (30) Business Days, then within such longer reasonable period, provided the Executive promptly undertakes action to cure and diligently pursues the same until cured), provided, however, with respect to subsequent identical or substantially similar failures, the right to cure will only extend to the first such failure. For purposes of this Section 9(c), any act, or a failure to act, will not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute Cause (provided that such directions do not require Executive to take any actions that Executive reasonably believes to be unlawful after a reasonable inquiry).

For purposes of this provision, no act or failure to act on the part of the Executive will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(d) “Change of Control” means the occurrence of any of the following events following the Effective Date of this Agreement: (i) An acquisition of any voting securities of the Company by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such person has “beneficial ownership” within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then-outstanding voting securities; or (ii) the consummation of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) the sale or other disposition of all or substantially all of the assets of the Company; or (iii) the majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

(e) “Effective Date of Termination” will be: (i) in the case of termination due to death, the date of the Executive’s death, or (ii) in the case of any other termination, the date of Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the rules and regulations adopted pursuant thereto, from the Company and its subsidiaries or affiliates specified in the written notice specified in Section 6 and 9(c).

(f) “Good Reason” means:

(i) the material reduction, without Executive’s consent, in Executive’s Base Salary (other than as permitted by Section 4(a) hereof);

(ii) the material diminution, without Executive’s consent, of Executive’s authority, duties, responsibilities, or title (other than a temporary suspension of authority, duties or responsibilities due to Executive’s illness or disability, or an investigation of misconduct), or the assignment to Executive, without the consent of Executive, of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements);

(iii) the Company’s material breach of this Agreement;

(iv) the failure of any successor to the Company (whether by merger, acquisition, consolidation, reorganization or otherwise) to assume, upon the successor becoming such, the obligations of the Company hereunder; and/or

(v) a material change in the geographic location of Executive’s principal place of employment to a location more than fifty (50) miles from the Irvine, California offices.

For purposes of interpreting Section 9(f)(ii), following a Change of Control, Executive will have experienced a material diminution in his “authority, duties or responsibilities” if he does not serve in the capacity with at least the Title(s) and Office(s), or comparable titles and offices, set forth in Schedule A of the Ultimate Parent Entity and his duties or his authority is not customary for that position (or an equivalent position, and the duties and authority customary for that position).

(g) “Permanent Disability” means a physical or mental illness or incapacity that materially and substantially affects the Executive’s ability to perform the Executive’s duties hereunder for a period of one hundred twenty (120) consecutive days or for an aggregate of more than one hundred eighty (180) days in any twelve (12) month period (provided, however, that the Company acknowledges its obligations to engage in the interactive process and provide reasonable accommodation to the extent required by applicable law). The existence of a Permanent Disability will be determined by a physician acceptable to the Board and approved by the Executive or his or her legal representative, which approvals will not be unreasonably withheld or delayed. Such determination will be final and binding.

(h) “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature.

(i) “Ultimate Parent Entity” means the highest entity in an unbroken chain of entities ending with the surviving corporation (in the event of a merger) or the acquiring entity (in the case of an acquisition or sale of assets); provided that each entity in the unbroken chain owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

10. Assignment. This Agreement will be binding upon and will inure to the benefit of the Company and its successors and assigns. The Company will have the right to assign this Agreement and its rights, interests, duties and obligations hereunder to any Company Successor (as defined below). Neither this Agreement nor any right or interest hereunder may be assigned by the Executive, the Executive’s beneficiaries, or the Executive’s legal representatives without the prior written consent of the Company; provided, however, that nothing in this Section 10 will preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon the Executive’s death, or (ii) the executors, administrators, or other legal representatives of the Executive or the Executive’s estate from assigning any rights hereunder to distributees, legatees, beneficiaries, testamentary trustees or other legal heirs of the Executive. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party. For purposes of this Agreement “Company Successor” means any Person who succeeds (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

11. Creditor Status. The Severance Benefits and Change in Control Benefits to which Executive may become entitled under Section 7 of this Agreement will be paid, when due, from the Company’s general assets, and no trust fund escrow arrangement or other segregated account will be established as a funding vehicle for such payments. Executive is not waiving any rights he may have to collect any monies due to Executive under this Agreement in the same manner as any other employee of the Company would have.

12. Notices.

(a) All notices, requests or consents provided for or required to be given hereunder will be in writing and will be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained. Any such notice will, if delivered personally, be deemed received upon delivery; will, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and will, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service. The address for notice for each of the parties is as follows:

To the Company:

VIZIO, Inc.

Attn: Chief Executive Officer

39 Tesla

Irvine, CA 92618

To Executive:

To the address set forth on the signature page hereto, or at such other address as may from time to time be listed as Executive’s principal residence in the

Company’s human resource records and to his principal place of employment with the Company.

(b) Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given to the other Party in the manner described herein.

(c) Whenever any notice is required to be given by this Agreement, a written waiver thereof, signed by the party entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

13. Life Insurance. The Company will have the right from time-to-time to purchase, increase, modify or terminate insurance policies on the life of the Executive for the direct benefit of the Company, in such amounts as the Company may determine in its sole discretion. In connection therewith, the Executive will, at such time or times and at such place or places as the Company may reasonably direct, submit to such physical examinations and execute and deliver such documents as the Company may deem necessary or desirable to obtain such insurance. The failure of the Company to obtain insurance on the life of the Executive due to any medical or other condition affecting the Executive will not be deemed grounds for termination of this Agreement.

14. Waiver. The failure of any Party at any time to require performance of another Party of any provision hereof or to resort to the Executive’s remedy at law or in equity or otherwise, will in no way affect the right of such Party to require such full performance or to resort to such remedy at any time thereafter, nor will the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision unless expressly so stated in writing. No waiver of any of the provisions hereof will be effective unless in writing and signed by the Party to be charged with such waiver.

15. Entire Agreement. Except as otherwise provided herein, this Agreement is the entire agreement between the Parties hereto with respect to the terms and conditions of Executive’s employment with the Company and the payment of Severance Benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter and, when executed and delivered by all of such Parties (at which time this Agreement will be effective), supersedes all prior agreements and communications, either oral or in writing, among such Parties with respect to the subject matter contained herein, subject to any provisions set forth in the Exchange Agreement and any agreement between the Parties entered into in connection with the consummation of the transaction contemplated therein.

16. Severability. If any of the provisions, terms or conditions of this Agreement are held to be invalid, illegal or unenforceable, then the remaining provisions, terms and conditions that can be effected without such invalid or unenforceable part of the Agreement will nonetheless remain in full force and effect.

17. Headings. The headings in this Agreement are for the convenience of the parties and do not affect, in any manner whatsoever, the interpretation or meaning of any of the terms or provisions of this Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts and each such counterpart will be considered as an original. One counterpart will be delivered to each of the Parties.

19. Dispute Resolution. Any dispute, claim or controversy arising out of, under, or in connection with, or in relation to, the Executive’s employment, this Agreement and/or any amendments thereto, or the breach thereof, or the subject matter hereof, including but not limited to the granting, terms vesting or exercisability of the Option Shares or Restricted Shares, which is not resolved informally by prior mutual agreement of the Parties hereto, will be finally resolved by arbitration held in Delaware. The arbitration will be held under the auspices of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be conducted in accordance with the then-current JAMS employment arbitration rules. The current JAMS employment arbitration rules can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator will be either a retired judge, or a Delaware licensed attorney (the “Arbitrator”). The Arbitrator will have jurisdiction to hear and rule upon pre-hearing disputes and is authorized to hold pre-hearing conferences in person or by telephone, as the Arbitrator deems necessary. The Arbitrator will have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and will apply the standards governing such motions under the federal rules of civil procedure applicable in Delaware. The Arbitrator will render a written award and opinion stating, however briefly, the essential findings and conclusions on which the award is based. The arbitration will be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration under this Agreement. However if Executive is the party initiating the claim, Executive will contribute an amount equal to the filing fee to initiate the claim in the court of general jurisdiction in the state in which Executive is (or was last) employed by the Company. The Arbitrator will award costs to the prevailing party in any dispute subject to arbitration under this Agreement and may award legal fees to the extent required or permitted by applicable law or, in the case of a claim arising under an agreement between the parties, including without limitation, this Agreement, as provided in such agreement. Notwithstanding the foregoing, either party may seek temporary or preliminary injunctive relief in any court of competent jurisdiction if such relief is unavailable or cannot be timely obtained through arbitration.

20. Remedies. All rights and remedies provided pursuant to this Agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement. In the event of any claim arising under this Agreement, the prevailing party will be entitled to recover his, hers or its Attorney’s fees and expenses.

21. Governing Law; Venue.

(a) THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts, to the extent such dispute is not subject to arbitration. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and does not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in this Section 21(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first written above.

VIZIO, INC.

By:	/s/ William Wang

Name:	William Wang

Title:	Chief Executive Officer

EXECUTIVE

/s/ Ben Wong

Name:	Ben Wong

SCHEDULE A

to

EMPLOYMENT AGREEMENT

Section(s)	Description	Definition or Parameters
3(a) and (f)(ii)	Title/Offices	Chief Operating Officer-Ben Wong

3(a)4(b) and 5(c)	Executive Reports to	Chief Executive Officer-William Wang

4(a)	Annual Base Salary	$400,000

4(b)	Performance Bonus Target	300% percent of the Executive’s Base Salary, as follows: 100% of the Executive’s Base Salary payable 25% per quarter and 200% of Executive’s Base Salary payable per annum.

4(c)	Initial Option Shares	Initial Option Shares will be granted upon effectiveness of an initial public offering. Initial Option Shares shall vest ratably (25% per year) over the service period of 4 years, subject to the terms and conditions of the Company’s 2015 Incentive Award Plan to be in effect upon an initial public offering.

4(d)	Initial Restricted Shares	Initial Restricted Shares will be granted upon effectiveness of an initial public offering. Initial Restricted Shares shall vest ratably (25% per year) over the service period of 4 years, subject to the terms and conditions of the Company’s 2015 Incentive Award Plan to be in effect upon an initial public offering.

7(a)(i) & 7(b)	Severance Benefits

Twelve (12) months of the Executive’s Base Salary if terminated without Cause or for Good Reason.

Change in Control Severance Benefits: Eighteen (18) months of the Executive’s Base Salary and 1.5 times of Performance Target Bonus, if terminated without Cause or for Good Reason within 18 months after a Change of Control.

7(a)(ii)	Severance Benefits – COBRA Premiums paid by Company	Twelve (12) months from the Effective Date of Termination.

1

EXHIBIT A

to

EMPLOYMENT AGREEMENT

LIST OF APPROVED DIRECTORSHIPS

Dated as of                  , 20

A-1

EXHIBIT B

to

EMPLOYMENT AGREEMENT

GENERAL RELEASE AND WAIVER OF CLAIMS

[Standard form to be attached]

B-1

EXHIBIT C

to

EMPLOYMENT AGREEMENT

FORM OF

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[Standard form to be attached]

C-1